Exhibit 5.1

[Perkins Coie LLP Letterhead]

August 17, 2015

Zillow Group, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

Re:	Registration Statement on Form S-8 of Shares of Class C Capital Stock and Class A Common Stock, each par value $0.0001 per share, of Zillow Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to (i) an aggregate of 21,602,870 shares of Class C capital stock, par value $0.0001 per share (the “Class C Shares”), of Zillow Group, Inc. (“Zillow Group”) that may be issued under the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan (the “Zillow Group 2011 Plan”), the Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan, the Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated, the Trulia, Inc. 2005 Stock Incentive Plan, as amended, and the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan (collectively, the “Plans”) and (ii) an aggregate of 600,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Shares,” and together with the Class C Shares, the “Shares”), of Zillow Group that may be issued under the Zillow Group 2011 Plan.

We have examined the Registration Statement and such documents and records of Zillow Group as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Our opinion set forth below is limited to the federal laws of the United States and the laws of the State of Washington.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plans, upon the registration by its registrar of such Shares and the issuance thereof by Zillow Group in accordance with the terms of the applicable Plan, and the receipt of consideration therefor in accordance with the terms of the applicable Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP